PRESIDIO CAPITAL CORP.
                        411 West Putnam Avenue, Suite 270
                          Greenwich, Connecticut 06830

February [   ], 1998

Dear Shareholders:

     On behalf of the Board of Directors of Presidio Capital Corp., a British Virgin Islands corporation (the "Company"), I am writing to inform you that Presidio Holding Company, LLC ("PHC") has approved (i) amendments ("Amendments") to the Company's Amended and Restated Memorandum of Association and Amended and Restated Articles of Association (a) prohibiting the Company from issuing fractional shares and (b) permitting the Company to redeem any fractional shares, (ii) a 250,000 to one reverse stock split of the Company's Class A shares, par value $0.01 per share, and Class B shares, par value $0.01 per share (the "Old Shares"), whereby each shareholder that surrenders 250,000 Old Shares will receive one (1) Class A share, par value $2,500.00 per share (the "New Shares"), and (iii) a cash payment of $25.00 per Old Share (the "Cash Consideration") in lieu of issuing any fractional New Shares to shareholders who, after the reverse stock split, would own fractional New Shares. Items (i),
(ii) and (iii) are referred to herein collectively as the "Reverse Stock Split," all as described more fully in the accompanying Information Statement.

     A letter of transmittal to enable you to send in your Old Shares and receive New Shares or payment for fractional shares is enclosed. To expedite receipt of this payment, you should fill out the enclosed letter of transmittal promptly and return it, together with your Old Share certificates, to the indicated address. Please follow the enclosed instructions for completing this form carefully.

     Upon consummation of the Reverse Stock Split, PHC, the holder of approximately 67.6% of the Old Shares, and any other holders of Old Shares representing approximately 4% of all Old Shares outstanding (collectively, the "Major Shareholders"), will become the sole holders of New Shares, (ii) all shareholders other than the Major Shareholders will cease to be shareholders of the Company or to have any equity interest in the Company and such shareholders will receive the Cash Consideration for each Old Share of which they are the owner, (iii) all shareholders other than the Major Shareholders will be unable to participate in any future appreciation of the New Shares and (iv) all shareholders other than the Major Shareholders will be unable to share in any future earnings or growth of the Company. As of the date hereof, the Company believes that the Major Shareholders will consist only of PHC, Angelo, Gordon & Co., L.P. (or its affiliates), M.H. Davidson & Company (or its affiliates) and Stonehill Partners, L.P. (or its affiliates).

     The Board of Directors of the Company, by the unanimous vote of all the Directors, approved the Reverse Stock Split. In reaching its conclusion that the terms of the Reverse Stock Split are fair to, and in the best interests of, the holders of Old Shares, the Company gave careful consideration to a number of factors, which are described in the Information Statement filed by the Company with the Securities and Exchange Commission and enclosed with this letter.

     As PHC has acquired a majority of the outstanding Old Shares, PHC has sufficient voting power to approve the Reverse Stock Split, even if no other shareholder of the Company votes in favor of the Reverse Stock Split. PHC has delivered to the Company an action by written consent dated January [ ], 1998 approving the Reverse Stock Split. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO MEETING OF SHAREHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE REVERSE STOCK SPLIT.

     TO RECEIVE PAYMENT AFTER THE REVERSE STOCK SPLIT OF $25.00 IN CASH (WITHOUT INTEREST) PER OLD SHARE, HOLDERS OF OLD SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH OLD SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL, IN THE FORM BEING FURNISHED HEREWITH TO HOLDERS OF OLD SHARES, TO THE PAYING AGENT AT THE ADDRESS SPECIFIED IN THE LETTER OF TRANSMITTAL.



     The obligations of the Company to consummate the Reverse Stock Split are subject to certain conditions. In the unlikely event that the Reverse Stock Split is terminated without being consummated, certificates delivered to the Transfer Agent will be promptly returned.

                                   Sincerely,